Exhibit 10.23

Director Compensation

Our non-management directors receive $220,000 per year for their service as directors. We pay $140,000 of this fee in the form of restricted stock awards, based on the fair market value of the Company’s Common Shares at the date of award. We pay the remaining $80,000 of the annual fee to directors in cash quarterly. Committee chairmen receive annual committee chair retainers as follows: Audit Committee—$25,000; Compensation Committee—$15,000; and other committees—$10,000.

The Lead Director receives an annual retainer of $50,000, which is in addition to any retainer received as a committee chairman. All members of the Audit or Finance and Investment Committee, other than the chairman, receive a premium of $10,000 per year and all members of the Compensation, Risk or Nominating and Governance Committees, other than the chairman, receive a premium of $5,000 per year. Directors are not paid fees for attending regular Board or committee meetings but, at the discretion of the Chairman of the Board and the Lead Director, we may pay an additional $2,000 fee for each special meeting attended by telephone and $3,000 for each special meeting attended in person. We pay the retainers for committee chairmanships and Lead Director, and premiums for committee service and special Board meeting fees quarterly in cash.

Directors may elect to receive all of their compensation, other than compensation for special meetings, in the form of restricted stock awards issued on an annual basis. Restricted stock will be awarded at beginning of the plan year (i.e., the date of the Annual General Meeting) and become non-forfeitable at end of the plan year, provided that the grantee has remained an ACE director continuously during that plan year.

We have discontinued the practice of granting stock units to directors. We continue to credit dividend equivalents to outstanding stock units which were awarded to directors in prior years as additional stock units at such time as cash dividends are paid to holders of our Common Shares, based on the closing price of our Common Shares on the date dividends are paid.

In addition to the above described compensation, we have a matching contribution program for non-management directors pursuant to which we will match director charitable contributions to registered charities, churches and other places of worship or schools up to a maximum of $10,000 per year.

The Company’s Corporate Governance Guidelines specify director equity ownership requirements. ACE awards independent directors’ restricted stock. The Company mandates minimum equity ownership of $400,000 for outside directors (based on stock price on date of award). Each Director has until the fifth anniversary of his or her initial election to the Board of Directors to achieve this minimum. The previously granted restricted stock units, whether or not vested, and restricted stock, whether or not vested, shall be counted toward achieving this minimum. Stock options shall not be counted toward achieving this minimum.

Once a Director has achieved the $400,000 minimum equity ownership, such requirement shall remain satisfied going forward as long as he or she retains the number of shares valued at $400,000 based on the NYSE closing price for the Company’s Common Shares as of the date such minimum threshold is initially met. Any vested shares held by a Director in excess of the minimum share equivalent specified above may be sold at the Director’s discretion. Shares may be sold after consultation with General Counsel.